Term sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 168-A-I dated July 23, 2009	Term Sheet to Product Supplement No. 168-A-I Registration Statement No. 333-155535 Dated February 1, 2011; Rule 433

Structured Investments

$
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced
Components, Consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars, due February 23, 2012

General

  The notes are designed for investors who seek a return of twice the appreciation of each index in a weighted diversified basket of three international buffered return enhanced components, consisting of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, each of which is converted into U.S. dollars and each of which is subject to a different maximum return, as described below, at maturity. Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level of a Component Underlying is less than the Initial Index Level of such Component Underlying by more than 10%, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing February 23, 2012†
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The notes are expected to price on or about February 4, 2011 and are expected to settle on or about February 9, 2011.

Key Terms

Basket/Component Indices:

The notes are linked to a weighted basket consisting of three buffered return enhanced components (each a “Basket Component,” and together, the “Basket Components”), each linked to an international index (each a “Component Index,” and together, the “Component Indices”), converted into U.S. dollars as set forth below:

Component Index	Component Weighting	Buffer Amount	Upside Leverage Factor	Maximum Return*	Downside Leverage Factor

EURO STOXX 50® Index	51%	10%	2	20.64%	1.1111
FTSE™ 100 Index	25%	10%	2	15.04%	1.1111
TOPIX® Index	24%	10%	2	5.52%	1.1111

For information about the Component Currency and the calculation of the Exchange Rate for each Component Index, see “Additional Key Terms” on page TS-1 of this term sheet.

* The actual Maximum Return for each Basket Component will be set on the pricing date and will not be less than the applicable percentage set forth in the table above. The maximum payment at maturity, is $1,156.20 per $1,000 principal amount note.

Payment at Maturity:

The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components. At maturity, your payment per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return)

Notwithstanding the foregoing, in the event that the Component Return for each Basket Component is equal to the Maximum Return for such Basket Component, at maturity, your payment per $1,000 principal amount note will be equal to the maximum payment at maturity of $1,156.20 rather than equal to the payment of $1,156.11 per $1,000 principal amount note that you would receive if your payment at maturity were determined by the formula set forth above.

Basket Return:	The sum of the products of (a) the Component Return of each Basket Component and (b) the Component Weighting of such Basket Component.
Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows:
	Ending Index Level	Component Return

	is greater than the Initial Index Level	Index Return × upside leverage factor, subject to the Maximum Return
	is equal to the Initial Index Level or less than the Initial Index Level by not more than the buffer amount	0
	is less than the Initial Index Level by more than the buffer amount	(Index Return + buffer amount) × downside leverage factor

For each Basket Component, if the Ending Index Level for the applicable Component Index is less than the Initial Index Level for such Component Index by more than 10%, your return on the notes at maturity may be adversely affected and you may lose some or all of your investment at maturity.

Maximum Return:

With respect to a Basket Component, a percentage that we will determine on the pricing date and that will not be less than the respective percentage set forth above under “Basket/Basket Components.” For example, if the Index Return for the EURO STOXX 50® Index is more than 10.32%, the applicable Component Return will be equal to the applicable Maximum Return for the EURO STOXX 50® Index of 20.64%*.

Index Return:	With respect to each Component Index, the performance of the Component Index from the Initial Index Level to the Ending Index Level, calculated as follows:
Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	With respect to each Component Index, the Adjusted Closing Level of such Component Index on the pricing date.
Ending Index Level:	With respect to each Component Index, the arithmetic average of the Adjusted Closing Level of such Component Index on each of the Ending Averaging Dates
Adjusted Closing Level:	With respect to a Component Index on any trading day, the closing level of such Component Index on such trading day multiplied by the Exchange Rate of such Component Index on such trading day.
Ending Averaging Dates†:	February 13, 2012, February 14, 2012, February 15, 2012, February 16, 2012 and February 17, 2012
Maturity Date†:	February 23, 2012
CUSIP:	48125XDB9
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 168-A-I.

Investing in the Notes Linked to a Weighted Basket Consisting of Buffered Return Enhanced Components involves a number of risks. See “Risk Factors” beginning on page PS-8 of the accompanying product supplement no. 168-A-I and “Selected Risk Considerations” beginning on page TS-7 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-20 of the accompanying product supplement no. 168-A-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The agent for this offering, J.P. Morgan Securities LLC, which we refer to as JPMS, is an affiliate of ours. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

February 1, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 168-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 168-A-I dated July 23, 2009. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 168-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 168-A-I dated July 23, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209002937/e36031-424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/0000891092095661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/0000891092095658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Additional Key Terms

The following table sets forth the Component Currency, the applicable Reuters Page, the Exchange Rate, the closing level on the pricing date and the Initial Index Level for each Basket Component:

Component Index	Component Currency	Reuters Page	Exchange Rate on the pricing date††	Closing level on the pricing date††	Initial Index Level††

EURO STOXX 50® Index	European Union Euro (EUR)	WMRSPOT05
FTSE™ 100 Index	British Pound Sterling (GBP)	WMRSPOT07
TOPIX® Index	Japanese Yen (JPY)	WMRSPOT12

††The Exchange Rate and closing level on the pricing date and the Initial Index Level of each Component Index will be determined on the pricing date.

Exchange Rate:

With respect to the EURO STOXX 50® Index and the FTSE™ 100 Index, the “Exchange Rate” on any trading day is the spot rate in the interbank market of U.S. dollars per one unit of the Component Currency of the applicable Component Index, as determined by the calculation agent, expressed as the amount of U.S. dollars per one unit of the Component Currency of the applicable Component Index, as reported by Reuters Group PLC (“Reuters”) on the relevant page specified above, or any substitution page, at approximately 11:00 a.m., New York City time. With respect to the TOPIX® Index, the “Exchange Rate” on any trading day is the spot rate in the interbank market of U.S. dollars per one unit of the Component Currency of such Component Index, as determined by the calculation agent, expressed as one divided by the amount of Component Currency of such Component Index per U.S. dollar, as reported by Reuters on the relevant page specified above, or any substitution page, at approximately 11:00 a.m., New York City time.

Currency Business Day:

With respect to a Component Index, a “currency business day,” is a day on which (a) The City of New York and the principal financial center for the Component Currency of such Component Index (London, England with respect to the European Union Euro and the British Pound Sterling and Tokyo, Japan with respect to the Japanese Yen) are open for dealings in foreign exchange and (b) banking institutions in The City of New York and such principal financial center for the Component Currency of such Component Index are not otherwise authorized or required by law, regulation or executive order to close.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-1

Supplemental Information About the EURO STOXX 50®

The EURO STOXX 50® is calculated, maintained and published by STOXX Limited. STOXX Limited was formerly a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange.  Following a change in the shareholders of STOXX Limited, the joint venture now comprises Deutsche Börse AG and SIX Group AG. In addition, on March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index.

Accordingly, all references in the accompanying product supplement no. 168-A-I to the Dow Jones “EURO STOXX 50® Index” will be deemed to refer to the “EURO STOXX 50® Index.”  We have entered into a non-exclusive license with STOXX Limited (including its affiliates) for the right to use the EURO STOXX 50® Index in connection with the offering of securities, including the notes.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet, notwithstanding anything to the contrary set forth under “General Terms of the Notes — Calculation Agent” in the accompanying product supplement 168-A-I, all calculations with respect to the Exchange Rate on any trading day will be rounded to five significant figures, with fives rounded up (e.g., 123.456 will be rounded to 123.46).

For purposes of the notes offered by this term sheet, notwithstanding anything to the contrary set forth under “Description of Notes — Payment at Maturity” in the accompanying product supplement 168-A-I, in the event that the Component Return for each Basket Component is equal to the Maximum Return for such Basket Component, at maturity, your payment per $1,000 principal amount note will be equal to the maximum payment at maturity of $1,156.20 rather than equal to the payment of $1,156.11 per $1,000 principal amount note that you would receive if your payment at maturity were determined by the formula set forth in the accompanying product supplement 168-A-I.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-2

What Is the Index Return for Each Component Index and the Corresponding Component Return for Each Basket Component Assuming a Range of Performances for Each Component Index?

The following table illustrates the hypothetical Index Return for each Component Index and the corresponding Component Return for each Basket Component. The hypothetical Index Returns and Component Returns set forth below assume an Initial Index Level of 4200, 9600 and 10.8 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively (based on a hypothetical closing level on the pricing date of 3000, 6000 and 900 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively, and a hypothetical Exchange Rate on the pricing date of 1.40, 1.60 and 0.012 for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively), and a Maximum Return of 20.64%, 15.04% and 5.52% for the Basket Components linked to the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. The hypothetical Index Returns and Component Returns set forth below are for illustrative purposes only and may not be the actual Index Returns and Component Returns applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

EURO STOXX 50® Index			FTSE™ 100 Index			TOPIX® Index

Ending Index Level	Underlying Return	Component Return	Ending Index Level	Underlying Return	Component Return	Ending Index Level	Underlying Return	Component Return

7560.00	80.00%	20.64%	17280.00	80.00%	15.04%	19.44000	80.00%	5.52%
6930.00	65.00%	20.64%	15840.00	65.00%	15.04%	17.82000	65.00%	5.52%
6300.00	50.00%	20.64%	14400.00	50.00%	15.04%	16.20000	50.00%	5.52%
5880.00	40.00%	20.64%	13440.00	40.00%	15.04%	15.12000	40.00%	5.52%
5460.00	30.00%	20.64%	12480.00	30.00%	15.04%	14.04000	30.00%	5.52%
5040.00	20.00%	20.64%	11520.00	20.00%	15.04%	12.96000	20.00%	5.52%
4633.44	10.32%	20.64%	10560.00	10.00%	15.04%	11.88000	10.00%	5.52%
4620.00	10.00%	20.00%	10321.92	7.52%	15.04%	11.61000	7.50%	5.52%
4410.00	5.00%	10.00%	10080.00	5.00%	10.00%	11.34000	5.00%	5.52%
4305.00	2.50%	5.00%	9840.00	2.50%	5.00%	11.09808	2.76%	5.52%
4242.00	1.00%	2.00%	9696.00	1.00%	2.00%	10.90800	1.00%	2.00%
4200.00	0.00%	0.00%	9600.00	0.00%	0.00%	10.80000	0.00%	0.00%
3990.00	-5.00%	0.00%	9120.00	-5.00%	0.00%	10.26000	-5.00%	0.00%
3780.00	-10.00%	0.00%	8640.00	-10.00%	0.00%	9.72000	-10.00%	0.00%
3360.00	-20.00%	-11.11%	7680.00	-20.00%	-11.11%	8.64000	-20.00%	-11.11%
2940.00	-30.00%	-22.22%	6720.00	-30.00%	-22.22%	7.56000	-30.00%	-22.22%
2520.00	-40.00%	-33.33%	5760.00	-40.00%	-33.33%	6.48000	-40.00%	-33.33%
2100.00	-50.00%	-44.44%	4800.00	-50.00%	-44.44%	5.40000	-50.00%	-44.44%
1680.00	-60.00%	-55.56%	3840.00	-60.00%	-55.56%	4.32000	-60.00%	-55.56%
1260.00	-70.00%	-66.67%	2880.00	-70.00%	-66.67%	3.24000	-70.00%	-66.67%
840.00	-80.00%	-77.78%	1920.00	-80.00%	-77.78%	2.16000	-80.00%	-77.78%
420.00	-90.00%	-88.89%	960.00	-90.00%	-88.89%	1.08000	-90.00%	-88.89%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00000	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity is calculated under various hypothetical circumstances. You should review the following examples in conjunction with the hypothetical table set forth above, including the underlying assumptions described above. The hypothetical payments at maturity set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The level of the EURO STOXX 50® Index increases from a Initial Index Level of 4200 to an Ending Index Level of 4305, the FTSE™ 100 Index increases from a Initial Index Level of 9600 to an Ending Index Level of 9696 and the level of the TOPIX® Index increases from a Initial Index Level of 10.8 to an Ending Index Level of 10.908.

Because the Ending Index Level of each Component Underlying is greater than its Initial Index Level, and the Underlying Returns of 2.50% for the EURO STOXX 50® Index, 1.00% for the FTSE™ 100 Index and 1.00% for the TOPIX® Index, each multiplied by 2, do not exceed the applicable Maximum Returns of 20.64%, 15.04% and 5.52%, respectively, the Basket Return is calculated as follows:

[(2.5% × 2) × 51%] + [(1% × 2) × 25%] + [(1% × 2) × 24%] = 3.530%

Accordingly, the investor receives a payment at maturity of $1,035.30 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 3.530%) = $1,035.30

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-3

Example 2: The level of the EURO STOXX 50® Index increases from a Initial Index Level of 4200 to an Ending Index Level of 5040, the FTSE™ 100 Index increases from a Initial Index Level of 9600 to an Ending Index Level of 12480 and the level of the TOPIX® Index increases from a Initial Index Level of 10.8 to an Ending Index Level of 15.12.

Because the Ending Index Level of each Component Underlying is greater than its Initial Index Level, and the Underlying Returns of 20.00% for the EURO STOXX 50® Index, 30.00% for the FTSE™ 100 Index and 40.00% for the TOPIX® Index, each multiplied by 2, exceed the applicable Maximum Returns of 20.64%, 15.04% and 5.52%, respectively, the investor receives a payment at maturity of $1,156.20 per $1,000 principal amount note, which reflects the maximum payment at maturity.

Example 3: The level of the EURO STOXX 50® Index increases from a Initial Index Level of 4200 to an Ending Index Level of 5040, the FTSE™ 100 Index increases from a Initial Index Level of 9600 to an Ending Index Level of 9696 and the level of the TOPIX® Index increases from a Initial Index Level of 10.8 to an Ending Index Level of 10.908.

Because the Ending Index Level of each Component Underlying is greater than its Initial Index Level, and the Underlying Return of 20.00% for the EURO STOXX 50® Index multiplied by 2 exceeds the applicable Maximum Return of 20.64%, while the Underlying Returns of 1% for the FTSE™ 100 Index and 1% for the TOPIX® Index, each multiplied by 2, do not exceed the applicable Maximum Returns of 15.04% and 5.52%, respectively, the Basket Return is calculated as follows:

(20.64% × 51%) + [(1% × 2) × 25%] + [(1% × 2) × 24%] = 11.506%

Accordingly, the investor receives a payment at maturity of $1,115.06 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 11.506%) = $1,115.06

Example 4: The level of the EURO STOXX 50® Index decreases from a Initial Index Level of 4200 to an Ending Index Level of 3990, the FTSE™ 100 Index decreases from a Initial Index Level of 9600 to an Ending Index Level of 9120 and the level of the TOPIX® Index decreases from a Initial Index Level of 10.8 to an Ending Index Level of 10.26. Because the Ending Index Level of each Component Underlying is less than its Initial Index Level by not more than 10%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 5: The level of the EURO STOXX 50® Index decreases from a Initial Index Level of 4200 to an Ending Index Level of 2940, the FTSE™ 100 Index decreases from a Initial Index Level of 9600 to an Ending Index Level of 7680 and the level of the TOPIX® Index decreases from a Initial Index Level of 10.8 to an Ending Index Level of 6.48

Because the Ending Index Level of each Component Underlying is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) × 1.1111] × 51%} + {[(-20% + 10%) × 1.1111] × 25%} + {[(-40% + 10%) × 1.1111] × 24%} = -22.111%

Accordingly, the investor receives a payment at maturity of $778.89 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -22.111%) = $778.89

Example 6: The level of the EURO STOXX 50® Index decreases from a Initial Index Level of 4200 to an Ending Index Level of 2940, the FTSE™ 100 Index decreases from a Initial Index Level of 9600 to an Ending Index Level of 9120 and the level of the TOPIX® Index decreases from a Initial Index Level of 10.8 to an Ending Index Level of 6.48.

Because the Ending Index Level of the FTSE™ 100 Index is less than its Initial Index Level by not more than 10% and the Ending Index Level of each of the other Component Underlyings is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

{[(-30% + 10%) × 1.1111] × 51%} + 0% + {[(-40% + 10%) × 1.1111] × 24%} = -19.333%

Accordingly, the investor receives a payment at maturity of $806.67 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -19.333%) = $806.67

Example 7: The level of the EURO STOXX 50® Index increases from a Initial Index Level of 4200 to an Ending Index Level of 4410, the FTSE™ 100 Index decreases from a Initial Index Level of 9600 to an Ending Index Level of 7680 and the level of the TOPIX® Index decreases from a Initial Index Level of 10.8 to an Ending Index Level of 6.48. Because the Ending Index Level of the EURO STOXX 50® Index is greater than its Initial Index Level, and the Underlying Return of 5% multiplied by 2 does not exceed the applicable Maximum Return of 20.64%, and the Ending Index Level of each of the other Component Underlyings is less than its Initial Index Level by more than 10%, the Basket Return is calculated as follows:

[(5% × 2) × 51%] + {[(-20% + 10%) × 1.1111] × 25%} + {[(-40% + 10%) × 1.1111] × 24%} = -5.678%

Accordingly, the investor receives a payment at maturity of $943.22 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -5.678%) = $943.22

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-4

Hypothetical Examples of Index Return Calculations

The following examples illustrate how the Index Return for a Component Index is calculated in different hypothetical scenarios based on a range of performances of the closing level of the EURO STOXX 50® Index and the Exchange Rate for the EURO STOXX 50® Index. The examples below use the EURO STOXX 50® Index as the Component Index and assume that the hypothetical closing level of the EURO STOXX 50® Index on the pricing date is 3000, the hypothetical Exchange Rate for the EURO STOXX 50® Index on the pricing date is 1.40 and, therefore, the hypothetical Initial Index Level for EURO STOXX 50® Index is 4200. The examples below also assume that the Ending Index Level for the EURO STOXX 50® Index is based on the Adjusted Closing Level of the EURO STOXX 50® Index on a single date, which we refer to as the final Ending Averaging Date. The hypothetical Index Returns set forth below are for illustrative purposes only and may not be the actual Index Returns for the EURO STOXX 50® Index or for any other Component Index. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The closing level of the EURO STOXX 50® Index increases from 3000 on the pricing date to 3300 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index remains flat at 1.40 from the pricing date to the final Ending Averaging Date.

The Ending Index Level is equal to:

3300 x 1.40 = 4620

Because the Ending Index Level of 4620 is greater than the Initial Index Level of 4200, the Index Return is positive and is equal to 10%.

Example 2: The closing level of the EURO STOXX 50® Index remains flat at 3000 from the pricing date to the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index increases from 1.40 on the pricing date to 1.68 on the final Ending Averaging Date.

The Ending Index Level is equal to:

3000 x 1.68 = 5040

Because the Ending Index Level of 5040 is greater than the Initial Index Level of 4200, the Index Return is positive and is equal to 20%.

Example 3: The closing level of the EURO STOXX 50® Index increases from 3000 on the pricing date to 3300 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index increases from 1.40 on the pricing date to 1.68 on the final Ending Averaging Date.

The Ending Index Level is equal to:

3300 x 1.68 = 5544

Because the Ending Index Level of 5544 is greater than the Initial Index Level of 4200, the Index Return is positive and is equal to 32%, which is greater than the Maximum Return for the Basket Component linked to the EURO STOXX 50® Index and therefore the Component Return for this Basket Component will be limited to the Maximum Return for such Basket Component.

Example 4: The closing level of the EURO STOXX 50® Index increases from 3000 on the pricing date to 3300 on the final Ending Averaging Date, but the Exchange Rate of the EURO STOXX 50® Index decreases from 1.40 on the pricing date to 1.12 on the final Ending Averaging Date.

The Ending Index Level of the EURO STOXX 50® Index is equal to:

3300 x 1.12 = 3696

Even though the closing level of the EURO STOXX 50® Index has increased by 10%, because the Exchange Rate of the EURO STOXX 50® Index has decreased by 20%, the Ending Index Level of 3696 is less than the Initial Index Level of 4200, and the Index Return is negative and is equal to -12%.

Example 5: The closing level of the EURO STOXX 50® Index decreases from 3000 on the pricing date to 2700 on the final Ending Averaging Date, but the Exchange Rate of the EURO STOXX 50® Index increases from 1.40 on the pricing date to 1.68 on the final Ending Averaging Date.

The Ending Index Level is equal to:

2700 x 1.68 = 4536

Even though the closing level of the EURO STOXX 50® Index has decreased by 10%, because the Exchange Rate of the EURO STOXX 50® Index has increased by 20%, the Ending Index Level of 4536 is greater than the Initial Index Level of 4200, and the Index Return is positive and is equal to 8%.

Example 6: The closing level of the EURO STOXX 50® Index decreases from 3000 on the pricing date to 2700 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index decreases from 1.40 on the pricing date to 1.12 on the final Ending Averaging Date.

The Ending Index Level is equal to:

2700 x 1.12 = 3024

Because the Ending Index Level of 3024 is less than the Initial Index Level of 4200, the Index Return is negative and is equal to -28%.

Example 7: The closing level of the EURO STOXX 50® Index remains flat at 3000 from the pricing date to the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index decreases from 1.40 on the pricing date to 1.12 on the final Ending Averaging Date.

The Ending Index Level is equal to:

3000 x 1.12 = 3360

Because the Ending Index Level of 3360 is less than the Initial Index Level of 4200, the Index Return is negative and is equal to -20%.

Example 8: The closing level of the EURO STOXX 50® Index decreases from 3000 on the pricing date to 2700 on the final Ending Averaging Date, and the Exchange Rate of the EURO STOXX 50® Index remains flat at 1.40 from the pricing date to the final Ending Averaging Date.

The Ending Index Level is equal to:

2700 x 1.40 = 3780

Because the Ending Index Level of 3780 is less than the Initial Index Level of 4200, the Index Return is negative and is equal to -10%.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-5

Selected Purchase Considerations

  APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return for each Component Index by two, including any positive return caused by a change in the applicable Exchange Rate, up to the Maximum Return of 20.64% for the EURO STOXX 50® Index, 15.04% for the FTSE™ 100 Index and 5.52% for the TOPIX® Index. The maximum payment at maturity is $1,156.20 for every $1,000 principal amount note. The actual Maximum Return for each Basket Component will be set on the pricing date and will not be less than 20.64%, 15.04% and 5.52%, respectively, and accordingly, the actual maximum payment at maturity will not be less than $1,156.20 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level of each Component Index is not less than its Starting Index Level by more than 10%. If the Ending Index Level of a Component Index is less than its Starting Index level by more than 10%, for every 1% that the Ending Index level is less than the Starting Index Level by more than 10%, the Component Return for the Basket Component linked to such Component Index will be reduced by 1.1111%.
  DIVERSIFICATION AMONG THE COMPONENT INDICES — Because the Basket Component linked to the EURO STOXX 50® Index makes up 51% of the Basket, we expect that generally the market value of your notes and your payment at maturity will depend significantly on the performance of the EURO STOXX 50® Index.
  The return on the notes is linked to a weighted basket consisting of three buffered return enhanced components, each linked to the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither of the Licensors shall have any liability with respect thereto.   The FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The TOPIX® Index consists of all common stocks listed on the First Section of the Tokyo Stock Exchange (the “TSE”) that have an accumulative length of listing of at least six months. The TOPIX® Index is a weighted index, the component stocks of which are reviewed and selected every six months, with the market price of each component stock multiplied by the number of shares listed. For additional information about each Component Underlying, see the information set forth under “The EURO STOXX 50® Index,” “The FTSE™ 100 Index” and “The TOPIX® Index” of the accompanying product supplement no. 168-A-I.
  POTENTIAL EXCHANGE RATE GAINS — Appreciation of the applicable Component Currency against the U.S. dollar may increase the Ending Index Level for the applicable Component Index, which is used to calculate the Index Return of such Component Index. Because the Basket Return is based on the Component Return of each Component Index, the Basket Return, and therefore the payment at maturity, is linked to the Ending Index Level for each Component Index, and you will benefit from any such appreciation, unless offset by a decrease in the closing level of one or more of the Component Indices or depreciation of one or more of the other Component Currencies against the U.S. dollar.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 168-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.
  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-6

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Components, the Component Indices, any of the Component Currencies, or any of the component securities of the Component Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 168-A-I dated July 23, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Component Indices and changes in the Exchange Rates and will depend on whether, and the extent to which, the Index Return of each Component Index is positive or negative. Your investment will be exposed to loss on a leveraged basis if the Ending Index Levelfor any Component Index is less than its Starting Index Level by more than 10%, including any decline caused by a change in the applicable Exchange Rate.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  THE COMPONENT RETURN FOR EACH BASKET COMPONENT IS LIMITED TO THE APPLICABLE MAXIMUM RETURN — If the Ending Index Level of a Component Index is greater than its Initial Index Level, including any increase caused by a change in the applicable Exchange Rate, the Component Return for the Basket Component linked to such Component Index will not exceed a predetermined percentage, regardless of the appreciation in the applicable Component Index, which may be significant. We refer to this percentage for each Basket Component as a Maximum Return, which will be set on the pricing date and will not be less than 20.64%, 15.04% and 5.52% for the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index, respectively. Your payment at maturity will not exceed $1,156.20 for each $1,000 principal amount note.
  A DECREASE IN THE VALUE OF THE COMPONENT CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES — The return on the notes is based on the performance of the Component Indices and changes in the Exchange Rates. The Ending Index Level of each Component Index is determined based on the Adjusted Closing Level of such Component Index, which is the closing level of such Component Index, converted into U.S. dollars based on the applicable Exchange Rate. Accordingly, any depreciation in the value of the Component Currencies relative to the U.S. dollar (or conversely, any increase in the value of the U.S. dollar relative to the Component Currencies) may adversely affect your return on the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  CHANGES IN THE VALUE AND EXCHANGE RATES OF THE COMPONENT INDICES MAY OFFSET EACH OTHER — The notes are linked to a weighted Basket composed of the Basket Components, each of which is linked to a Component Index and each of which is converted into U.S. dollars. Price movements in the Component Indices may not correlate with each other. At a time when the value of one or more of the Component Indices increases, the value of the other Component Indices may not increase as much or may even decline. Therefore, in calculating the Basket Return, increases in the value of one or more of the Component Indices may be moderated, or more than offset, by lesser increases or declines in the level of one or more of the other Component Indices, particularly if the Component Indices that appreciate are of relatively low weight in the Basket. Similarly, movements in the Exchange Rates of the Component Indices may not correlate with each other. At a time when the Exchange Rate of one of the Component Indices increases, the Exchange Rate of another Component Index may not increase as much or may decline. Therefore, in calculating the Basket Return, increases in the Exchange Rates of one or more of the Component Indices may be moderated, or more than offset, by lesser increases or declines in the Exchange Rates of one or more of the other Component Indices. In addition, price movements in the Component Indices and movements in the Exchange Rates may not correlate with each other. At a time when the value or Exchange Rate of a Component Index increases, the Exchange Rate or value, respectively, of such Component Index may decline. Therefore, in calculating the Basket Return, increases in the value or Exchange Rate of a Component Index may be moderated, or more than offset, by declines in the Exchange Rate or value, respectively, of such Component Index. There can be no assurance that the Ending Index Level of each Component Index will be higher than the Initial Index Level of such Component Index. You may lose some or all of your investment in the notes if the Ending Index Levels of one or more Component Indices are lower than the Initial Index Levels of such Component Indices.
  NON-U.S. SECURITIES RISK — The foreign equity securities included in the Component Indices have been issued by non-U.S. companies. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC,

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-7

  and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.
  EVEN THOUGH THE COMPONENT CURRENCIES TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Component Currencies are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of each Component Currency and the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Component Currencies’ countries, the United States, and economic and political developments in other relevant countries.
  Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflation;
    existing and expected interest rate levels;
    the balance of payments in the members nations of the European Union (including the United Kingdom), Japan and the United States and between each country and its major trading partners; and
    the extent of governmental surplus or deficit in the members nations of the European Union (including the United Kingdom), Japan and the United States.

  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including the United Kingdom and other members countries), Japan, the United States and those of other countries important to international trade and finance.

  THE RECENT GLOBAL FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Component Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.
  NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Component Indices would have.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Component Indices and the Exchange Rates on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Component Indices and the Exchange Rates;
    the time to maturity of the notes;
    the dividend rates on the equity securities underlying the Component Indices;
    interest and yield rates in the market generally as well as in the markets of the equity securities underlying the Component Indices;
    correlation (or lack thereof) between Component Indices, between Exchange Rates and between Component Indices and Exchange Rates;
    suspension or disruption of market trading in any or all of the Component Currencies or the U.S. dollar;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-8

Historical Information

The following graphs show the historical weekly performance of the EURO STOXX 50® Index, the FTSE™ 100 Index and the TOPIX® Index from January 6, 2006 through January 28, 2011. The closing level of the EURO STOXX 50® Index on January 31, 2011 was 2953.63. The closing level of the FTSE™ 100 Index on January 31, 2011 was 5862.94. The closing level of the TOPIX® Index on January 31, 2011 was 910.08.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-9

The next three graphs below show the historical weekly performance of each Component Currency expressed in terms of the conventional market quotation (which, in the case of the European Union Euro (EUR) and the British Pound Sterling (GBP) is the amount of U.S. Dollars that can be exchanged for one European Union Euro and one British Pound Sterling, respectively, and, in the case of the Japanese Yen (JPY), is the amount of the Japanese Yen that can be exchanged for one U.S. Dollar), as shown on Bloomberg Financial Markets, from January 6, 2006 through January 28, 2011. The exchange rates of the European Union Euro, the British Pound Sterling and the Japanese Yen on January 31, 2011 were 1.3694, 1.6014 and 82.04, respectively.

The exchange rates set forth above and displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Basket Return. The value of the Basket, and thus the Basket Return, assuming no change in the closing levels of the Component Indices, increases when the U.S. dollar depreciates in value against the individual Component Currencies. Therefore, the Index Return for each Component Index and, consequently, the Basket Return, is calculated using the Exchange Rates for each Component Currency expressed, for the European Union Euro and the British Pound Sterling, as the amount of U.S. Dollars per one unit of the applicable Component Currency, which is largely consistent with the approach used to determine the conventional market quotation for each such Component Currency set forth above and in the applicable graphs below and, for the Japanese Yen, as one divided by the amount of the applicable Component Currency per one U.S. Dollar, which is the inverse of the conventional market quotation for each such Component Currency set forth above and in the applicable graph below. In addition, the exchange rates set forth above and in the applicable graphs below are based on the applicable rates displayed on Bloomberg Financial Markets, which is not representative of the source of the Exchange Rates used to calculate the Index Returns of each Component Index. The Exchange Rates are determined based on the applicable rates displayed on the applicable Reuters page at approximately 11:00 a.m., New York City time.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-10

The final three graphs below show the historical weekly performance of the Component Indices, converted into U.S. Dollars, from January 6, 2006 to January 28, 2011, assuming the exchange rates, of each Component Currency on the relevant dates were the Exchange Rates on such dates. The exchange rates and the historical weekly Component Index performance data in such graphs were determined by reference to the rates and data reported by Bloomberg Financial Markets and may not be indicative of the performance of the Component Indices using the spot rates of each respective Component Currency at approximately 11:00 a.m., New York City time that would be derived from the applicable Reuters page. The Adjusted Closing Level of the EURO STOXX 50® Index on January 31, 2011 was 4049.42673. The Adjusted Closing Level of the FTSE™ 100 Index on January 31, 2011 was 9391.25729. The Adjusted Closing Level of the TOPIX® Index on January 31, 2011 was 11.10844.

The Exchange Rates of the European Union Euro, the British Pound Sterling and the Japanese Yen, at approximately 11:00 a.m., New York City time (see “Additional Key Terms” on page TS-1 for more details) on January 31, 2011, were 1.3710, 1.6018 and 0.012206, respectively, calculated in the manner set forth under “Key Terms — Exchange Rates” on the front cover of this term sheet.

We obtained the closing levels and exchange rates needed to construct the graphs from Bloomberg Financial Markets, and we obtained the exchange rates used to calculate the Exchange Rates from Reuters Group PLC. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets or Reuters Group PLC. The historical performance of each Component Index and each Component Currency should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any of the Component Indices or the Exchange Rate of any of the Component Currencies on the pricing date or any Ending Averaging Date. We cannot give you assurance that the performance of the Component Indices and the Exchange Rates will result in the return of any of your initial investment.

Supplemental Plan of Distribution (Conflicts of Interest)

We own, directly or indirectly, all of the outstanding equity securities of JPMS, the agent for this offering. The net proceeds received from the sale of the notes will be used, in part, by JPMS or one of its affiliates in connection with hedging our obligation under the notes. In accordance with FINRA Rule 5121, JPMS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution” beginning on page PS-77 of the accompanying product supplement no. 168-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —
Notes Linked to a Weighted Basket of Three Buffered Return Enhanced Components, Consisting of the EURO STOXX 50® Index, the FTSE!" 100 Index and the TOPIX® Index, Each Converted into U.S. Dollars

TS-11